Exhibit 10.20

Technology Development Agreement

Project name: Development of integrated platform for fan design and value test

Trustor: Wuhan Blower Co., Ltd.
(Party A)

R & D party: Huazhong University of Science and Technology
(Party B)

Signing location: Wuhan City, Hubei Province
Signing date: August 1st, 2006
Period of validity: June 1st 2006 to June 30th 2008

As per the regulation in <Contract Law of People’s Republic Of China>, both parties in the contract sign this contract regarding the project for the development of an integrated platform for fan design and numerical value test after negotiation.

I. Development content & scope & requirement:

1.
Based on the existing lectotype software program, the data in the database is input. The data in the database includes the existing fan weight (rolling and sliding), starting torque (Actuator selection) and original no dimension point. Additionally, the function of bidding part for fan selection (including lectotype quotation list and successful bid scheme, etc.) is enlarged and perfected.

2.
Integrate the pneumatic calculation and structure strength from similar design and variation design including critical speed calculation of the rotor, impeller strength, rigidity calculation, rigidity calculation of casing, startup time, GD2 calculation and finite element analysis, etc.

3.	Second development of the connection between the fan and solid-work, and establish the 3D model parameterization for fan components.

4.
The commercial software (CFD) from fluent Company is used to simulate the internal flow field of the fan and establish the value test platform of the fan as well as realize the value and visualization of test. The verification of static-blade adjustable axial fan model including effect and replacement of every component and model performance determination and expansion was finished in 2006. The geometric parameter of the dynamic blade and the static blade were defined as well. At the same time, the analysis and optimization of blower performance has been completed. For existing model machine in the factory at present, CFD flow field analysis was performed to determine the correctness of original model of the machine and modification opinion.

5.	Study the effect of fan performance from various components and accumulate the data as well as improve the technical content and level.

6.
The value platform is used to develop the new product. The development of single-stage high-speed blower (three-dimensional flow impeller) will be emphasized in 2007. This type of blower is mainly used in the petrochemical industry and sewage aeration treatment to shorten the R & D period and reduce the design cost as well as increase the market competitive power.

7.
To incubate talents for party A, the party A will select 3 persons to participate in the R & D work every year. The technical center will provide the special assignment for research. The application of value platform and setting of boundary condition will be mastered within one year. They can solve any issues of company in the product development.

8.
Carry out the application research. The CFD technique is used to develop the new type of blade and improve the fan efficiency as well as reduce the noise. The party A is responsible for achievement transfer. For the detailed project, the party A will provide the market demand and annual plan.

II. Plan to be fulfilled, progress, deadline, location & form:

1.	Wuhan Blower Co., Ltd. and Huazhong University of Science & Technology will cooperate in the joint establishment of a fan research center to combine production with teaching and research.

2.	Central China Science & Technology University will finish the listed content in 2007-namely, develop an integrated platform for fan design and numerical value test.

3.
The platform for development to be used by the fan research institute is used for new product development. The party A will provide the annual development plan. Beside the development expense of this project, the party A will provide 1.5% of sales amount of new product annually as technical input.

III. Price, remuneration or operation fee as well as payment method:

The payment of 300,000 Yuan will be paid in 3 installments (including 150,000 Yuan for equipment purchasing):

100,000 Yuan shall be paid within 1 week after the contract comes into effect.
100,000 Yuan shall be paid prior to the end of February 2007.
100,000 Yuan shall be paid within 1 week after platform inspection and acceptance is completed in 2007 (this expense shall be equal to 1.5% of sales amount of products).

IV. Technical information & data confidentiality:

The party B cannot disclose the party A’s data and information to third party.

V. Acceptance criteria & mode:

The technical achievement finished by R & D reaches to the related qualification to be agreed in this contract. The party A will organize the related technical expert to review the technical achievement and provide the acceptance certificate of the technical project.

VI. Achievement belongings:

The research results belong to both parties. Both parties are prohibited from unilaterally transferring the research results to any third party. CFD software application belongs to the fan research center.

VII. For any issued not involved herein, both parties will negotiate and determine __________.

	Name		(Signature & stamp)
Trustor (Party A)	Legal representative (entrusted representative)		(Signature & stamp)
	Contact person		(Signature & stamp)

	Name	Huazhong University of Science &Technology (Signature & stamp)

R & D party (Party B)	Legal representative (entrusted representative)	/s/ Huang Ronghua	(Signature & stamp)
	Contact person	Cai Zhaolin	(Signature & stamp)

	Contact address	Energy & Dynamic Engineering Institute of Huazhong University of Science & Technology
Bank of deposit
Account number

Equipment list

Server	1 unit	20 Thousand Yuan
PC computer	3 units	30 Thousand Yuan
CFD software		100 Thousand Yuan